Exhibit 10.7

HILLENBRAND, INC. STOCK INCENTIVE PLAN

PERFORMANCE BASED UNIT AWARD AGREEMENT

This Performance Based Unit Award Agreement (this “Agreement”) is effective as of the          day of                 , 20      , between Hillenbrand, Inc. (the “Company”) and                            (the “Employee”).  The Award of Performance Based Units made herein is a performance based award of restricted stock units.  The number of Units that will ultimately be earned under this Agreement, as well as the number of shares of Common Stock that will be distributed in settling those earned Units, which will not be determined until the end of the Measurement Period, will depend on the calculated shareholder value of [the Company and/or its applicable operating platform] (for purposes of calculating Shareholder Value Delivered, the “Applicable Platform”) at the end of the Measurement Period, as compared to the expected amount of shareholder value at the end of the Measurement Period.

AWARD INFORMATION

Target Performance Based Unit Award (100% achievement of Shareholder Value Expected)	Units
Maximum Performance Based Unit Award (130% or greater achievement of Shareholder Value Expected)	Units
Measurement Period (three fiscal years)	October 1, 20 through September 30, 20
Shareholder Value Expected (at the end of the Measurement Period)	$ (plus or minus any adjustments required on account of acquisitions)
Hurdle Rate	%

AWARD DETERMINATION

Award Formula

The number of Units that will be earned at the end of the Measurement Period is a function of the amount of the calculated Shareholder Value Delivered at the end of the Measurement Period as a percentage of the Shareholder Value Expected at the end of the Measurement Period.  Except as otherwise provided below in the Terms and Conditions, at the end of the Measurement Period, the Units earned will be the number of whole Units (rounded down) equal to the product of (a) the number of Units comprising the Target Performance Based Unit Award, and (b) a multiplier, as provided in the following table, based on the ratio, expressed as a percentage, of the calculated Shareholder Value Delivered at the end of the Measurement Period (as determined below) to the Shareholder Value Expected at the end of the Measurement Period:

Calculated Shareholder Value Delivered as Percentage of Shareholder Value Expected	Multiplier
Less than 80%	zero (no Units earned)
At least 80% but less than 90%	.2 plus an additional .03 for each full percentage point delivered above minimum for range
At least 90% but less than 100%	.5 plus an additional .05 for each full percentage point delivered above minimum for range
At least 100% but less than 110%	1.0 plus an additional .05 for each full percentage point delivered above minimum for range
At least 110% but less than 130%	1.50 plus an additional .0125 for each full percentage point delivered above minimum for range
At least 130%	1.75 (maximum Units earned)

Adjustments to Shareholder Value Expected

If the Company acquires by purchase during the Measurement Period another business or operating unit, however that acquisition might be structured, then the Shareholder Value Expected at the end of the Measurement Period shall be adjusted to reflect the positive or negative impact on Adjusted NOPAT and Adjusted Cash Flows that the Company expects to experience from the operations of the acquired business or operating unit during the Measurement Period (during the last year of the Measurement Period with respect to Adjusted NOPAT and during each year of the Measurement Period with respect to Adjusted Cash Flows).  For purposes of this adjustment, the projected NOPAT and cash flows of such business or operating unit upon which the approval of the Company’s Board of Directors for making the acquisition was based shall be used in order to increase or decrease the Shareholder Value Expected by an appropriate amount.  The actual financial results of the acquired business or operating unit will be reflected in the Company’s financial results for purposes of calculating the Shareholder Value Delivered at the end of the Measurement Period.

Calculation of Shareholder Value Delivered

The amount of Shareholder Value Delivered at the end of the Measurement Period is calculated by adding two components: the Net Operating Profit After Tax (“NOPAT”) Component and the Cash Flows Component.

1.             The NOPAT Component of Shareholder Value Delivered is equal to the Applicable Platform’s Adjusted NOPAT for the last fiscal year of the Measurement Period, divided by the Hurdle Rate.

2.             The Cash Flows Component of Shareholder Value Delivered is equal to the sum of the following:

(a)           the Applicable Platform’s Adjusted Cash Flows for the third fiscal year in the Measurement Period;

(b)           the Applicable Platform’s Adjusted Cash Flows for the second fiscal year in the Measurement Period, multiplied by the sum of 100 percent and the Hurdle Rate; and

(c)           the Applicable Platform’s Adjusted Cash Flows for the first fiscal year in the Measurement Period, multiplied by the square of the sum of 100 percent and the Hurdle Rate.

TERMS AND CONDITIONS

1.             Grant of Performance Based Units.  Pursuant to and subject to the terms and conditions of the Hillenbrand, Inc. Stock Incentive Plan (as amended from time to time, the “Plan”), the Company hereby awards to the Employee, who is an employee of the Company or one of its Subsidiaries, the opportunity to earn the number of Units that will be determined at the end of the Measurement Period under the Award Determination section above, up to but not exceeding the number of Units specified above as the Maximum Performance Based Unit Award (the “Units”).  Each Unit represents the conditional right to receive one share of the Company’s common stock, without par value (“Common Stock”).  Upon settlement at the end of the Measurement Period, the earned Units will be settled by the distribution to the Employee of one share of Common Stock for each Unit being settled, plus that number of Dividend Shares distributable with respect to the earned Units, as provided in Paragraphs 6 and 7 and subject to withholding as provided in Paragraph 11.

2.             Acceptance; Transfer Restrictions.  The Employee hereby accepts the award of Units described in this Agreement and agrees that the Units will be held by the Employee and the Employee’s successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms and conditions contained in this Agreement and the Plan.  Except as otherwise provided in this Agreement or the Plan, the Employee may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Units, any shares of Common Stock underlying the Units, or any interest in the Units or underlying shares of Common Stock, until the Measurement Period expires, at which time the Employee’s rights in the Units will be earned and settled to the extent provided in this Agreement.  Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement or the Plan will be void and of no effect.

3.             Earning/Measurement Period.  If the Employee remains employed by the Company or a Subsidiary through the end of the Measurement Period, then at the end of the Measurement Period the Units will become fully earned, to the extent determined under “Award Determination” above.  If the Employee does not remain employed through the end of the Measurement Period, the provisions of Paragraph 8 below will apply in determining the number of Units, if any, which will become earned at the end of the Measurement Period.  All Units not earned at the end of the Measurement Period will be forfeited, and the Employee will have no rights or interest in or to those forfeited Units.

4.             Unfunded Obligations.  The Company will reflect the Employee’s interests in the Units and the underlying shares of Common Stock by means of bookkeeping entries on the financial records of the Company, and this Agreement will not create in the Employee or any successors any right to, or claim against any, specific assets of the Company or result in the creation of any trust or escrow account for the Employee or any successors.  With respect their interests under this Agreement, the Employee and any successors will be general creditors of the Company.

5.             Voting Rights.  The Employee will not have any rights of a shareholder to vote the shares of Common Stock underlying the Units until the Units are earned and settled after the end of the Measurement Period.  Once the Units are settled by distribution of shares of Common Stock, the Employee will have all shareholder voting rights with respect to those shares of Common Stock.

6.             Dividends and Other Distributions; Dividend Shares.  The Employee will not have any rights of a shareholder to receive dividends or other distributions with respect to the shares of Common Stock underlying the Units until the Units are earned and settled after the end of the Measurement Period.  Once the Units are settled by distribution of shares of Common Stock, the Employee will have all shareholder rights to dividends and other distributions with respect to those shares of Common Stock.  However, during the Measurement Period, and thereafter until such time as the shares attributable to earned Units are distributed to the Employee, the Company will, on its books and records, credit the Employee with the number of notional shares of the Company’s Common Stock (“Dividend Shares”) that could have been purchased on each Common Stock dividend payment date, at the then current Fair Market Value, with the dividends that would have been payable on the number of shares underlying the Units and on the Dividend Shares previously credited to the Employee under this Paragraph.  At the time settlement is made with respect to the earned Units pursuant to Paragraph 7, the Company will distribute to the Employee (in addition to and in the same manner as the shares attributable to the earned Units) that number of shares of Common Stock (rounded down to the nearest whole share) equal to the credited Dividend Shares multiplied by a fraction, the numerator of which is the number of earned Units and the denominator of which is the number of all Units (being the Maximum Performance Based Unit Award).  Any remaining Dividend Shares on the Company’s records shall be forfeited and the Employee shall have no right thereto or interest therein.

7.             Actions after Earning is Determined.  As soon after the end of the Measurement Period as is practicable, and in any event on or before the end of the calendar year during which the Measurement Period ends, the Company will settle the earned Units by distributing to the Employee one share of Common Stock for each Unit earned under this Agreement.  To distribute those shares of Common Stock, the Company will, in its discretion, either deliver to the Employee stock certificates representing, or shall instruct the Company’s transfer agent to recognize in book entry form that the Employee is the registered holder of, the number of shares of Common Stock attributable to the earned Units as of the end of the Measurement Period, free from any restrictions or other terms and conditions of this Agreement.  At that same time, the Company shall take such actions as it shall deem appropriate to cancel the forfeited Units and to cause them to no longer be recognized as outstanding awards under the Plan.  In addition, the Company will issue to the Employee that number of shares of Common Stock equal to the Dividend Shares to which the Employee is entitled under Paragraph 6.  The Employee (or his or her successors) shall execute and deliver such instruments and take such other actions as the Company shall reasonably request with respect to the actions to be taken pursuant to this Paragraph.

8.             Termination of Employment.  If the Employee’s employment with the Company and/or a Subsidiary terminates during the Measurement Period (a transfer of employment among the Company and its Subsidiaries will not be treated as a termination of employment), then all or some portion of the Units that would otherwise have become earned Units had the Employee remained employed throughout the entire Measurement Period, if any (the “Full Period Units”), will be earned or be forfeited as follows:

(a)           if the Employee’s employment terminates due to death, Disability or Retirement, then at the end of the Measurement Period the number of Units that then become earned Units will be equal to the product (rounded down to the nearest whole Unit) of (i) the number of Full Period Units, and (ii) a fraction, the numerator of which is the sum (to a maximum of 156) of 52 plus the number of full weeks in the Measurement Period during which the Employee was employed by the Company or a Subsidiary, and the denominator of which is 156;

(b)           if the Employee’s employment terminates due to involuntary termination without Cause, then at the end of the Measurement Period the number of Units that then become earned Units will be equal to the product (rounded down to the nearest whole Unit) of (i) the number of Full Period Units, and (ii) a fraction, the numerator of which is the number of full weeks in the Measurement Period during which the Employee was employed by the Company or a Subsidiary, and the denominator of which is 156.

(c)           if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary that provides for the voluntary termination of employment by the Employee for Good Reason, and if the Employee terminates employment voluntarily for Good Reason, then at the end of the Measurement Period the number of Units that then become earned Units will be the same portion of the Full Period Units as if the Employee’s employment had been involuntarily terminated without Cause, as determined under subparagraph (b) of this Paragraph; and

(d)           upon termination of the Employee’s employment for any reason other than those described in subparagraph (a), (b), or (c) of this Paragraph, all of the Units will be forfeited immediately upon the termination of the Employee’s employment.

9.             Change in Control.  Upon the occurrence of a Change in Control during the Measurement Period, the number of Units that then become earned Units will be equal to the product (rounded down to the nearest whole Unit) of (i) the number of Units equal to the Target Performance Based Unit Award, and (ii) a fraction, the numerator of which is the number of full weeks in the Measurement Period prior to the Change in Control, and the denominator of which is 156, and all other Shares will be forfeited.  If the Employee is a party to a Change in Control Agreement with the Company or a Subsidiary that, by its terms, covers outstanding awards of performance based restricted stock units, this Agreement supersedes the terms of that Change in Control Agreement with respect to the Units and the earning or forfeiture thereof.

10.          Potential Repayment Obligation.  This Section 10 is applicable only if the Employee holds the office of Vice President, or a higher office, with the Company or one of its significant Subsidiaries as of the effective date of this Agreement.  If the Company is required, because of fraud or negligence, to restate its financial statements for any fiscal year(s) included in the Measurement Period and such restatement occurs after the end of the Measurement Period but within three (3) years after the end of the fiscal year being restated (as so restated, the financial statements restated within such three (3) year period are referred to herein as the “Restated Financial Statements,” and for clarification purposes any restatement of the Company’s financial statements for a fiscal year that occurs more than three (3) years after the end of such fiscal year shall not be relevant under, and shall not be considered to be a Restated Financial Statement for purposes of, this Section), and if the number of shares of Common Stock (including shares earned as Dividend Shares) earned by the Employee under this Agreement (shares that vested and were not forfeited as calculated in accordance with the Company’s financial statements prior to the restatement thereof, being referred to herein as the “Previously Earned Shares”) is greater than the number of shares of Common Stock that would have been earned by the Employee hereunder if the number of shares earned had been calculated in accordance with the Restated Financial Statements (the “Recalculated Earned Shares,” with the excess of the number of Previously Earned Shares over the number of Recalculated Earned Shares being referred to herein as the “Excess Issued Shares”), then the Company may, in its discretion, by written demand made upon the Employee at any time within three (3) years after the end of the Measurement Period (the “Share Return Notification”), require the Employee to return to the Company all or any lesser specified number of the Excess Issued Shares (with the number of shares to be returned to the Company being referred to herein as the “Return Shares”).  Within ninety (90) days after the Share Return Notification is given to the Employee, the Employee shall either (a) transfer to the Company, free and clear of all liens, security interests or other encumbrances, that number of shares of the Company’s common stock equal to the Return Shares, or (b) pay to the Company a sum equal to the Fair Market Value of the Return Shares as of the last day of the Measurement Period, or (c) by a combination of shares transferred and cash paid to the Company under clauses (a) and (b) above, effectively satisfy the obligation of the Employee to the Company under this Section.  If the Employee fails to satisfy his or her obligation to the Company under this Section in full by the due date stated above, the Employee shall also pay to the Company interest on the cash amount of such obligation (calculated pursuant to clause (b) above) from such due date until paid in full at a rate of interest equal to the prevailing national “prime rate” of interest on such due date plus an amount equal to the attorneys’ fees incurred by the Company in collecting amounts due from the Employee under this Section.  After the Return Shares (or the cash equivalent) have been transferred back to the Company as required herein, the Company shall file such federal and state tax returns or amended returns, amended W-2 forms, or other tax filings as shall be required of it by applicable law or as reasonably requested by the Employee with respect to all excess income and FICA taxes withheld and/or paid by the Company in connection with or attributable to the Return Shares.  The provisions of this Section shall not be applicable to Units that are earned upon a Change in Control pursuant to Paragraph 9 of this Agreement.

11.          Withholding.  At the time of the settlement of Units by distribution of any shares of Common Stock pursuant to Paragraph 7 of this Agreement, the Company has the right and power to deduct or withhold, or require the Employee to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements with respect to such distributed shares.  The Company may permit or require the Employee to satisfy all or part of the tax withholding obligations in connection with this Agreement by (a) having the Company withhold otherwise distributable shares, or (b) delivering to the Company shares of Company Common Stock already owned for a period of at least six (6) months (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes), in each case having a value equal to the amount to be withheld, which shall not exceed the amount determined by the applicable minimum statutory tax withholding rate (or such other rate as will not result in a negative accounting impact).  For these purposes, the value of the shares of Common Stock to be withheld or delivered will be equal to the Fair Market Value as of the date that the taxes are required to be withheld.

12.          Deferral of Distribution; Code Section 409A Compliance.  The Employee may make a one-time, irrevocable election to defer distribution of shares of Common Stock issued in settlement of earned Units by completing and submitting a written election to the Company on such forms and following such procedures as are required by the Company for effecting such elections.  To be effective, the election must be delivered to the Company by the date that is six months before the last day of the Measurement Period and must specify an event or date for distribution of shares of Common Stock from among the following: (a) separation of service, (b) Disability, (c) death, (d) a fixed date, or (e) a Change in Control.  The Employee’s right to defer, as well as all other provisions of this Agreement, shall be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Internal Revenue Code Section 409A and its interpretive regulations and other regulatory guidance.  To the extent that any terms of this Agreement would subject the Employee to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.

13.          Notices.  All notices and other communications required or permitted under this Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Batesville, Indiana, and if to the Employee or his or her successor, to the address last furnished by the Employee to the Company.  The Company may, however, authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail.

14.          No Employment Rights.  Neither the Plan nor this Agreement confers upon the Employee any right to continue in the employ or service of the Company or a Subsidiary or interferes in any way with the right of the Company or a Subsidiary to terminate the Employee’s employment or service at any time.

15.          Plan Controlling.  The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Company are binding and conclusive upon the Employee and his or her legal representatives.  The Employee agrees to be bound by the terms and provisions of the Plan.

16.          Defined Terms.  For purposes of this Agreement, the following terms have the meanings provided in this Paragraph.  The terms included in the Award Information section of this Agreement have the values specified in that section.  All other terms used in this Agreement as capitalized defined terms shall have the meanings ascribed to them in the Plan.

(a)           “Adjusted NOPAT” is net operating profit after tax adjusted for the following items (net of tax where applicable):

(i)            Income, losses or impairments from specific financial instruments held by the Company immediately following the spin-off of the Company in 2008 (i.e., auction rate securities, equity limited partnerships, common stock, and Forethought note);

(ii)           Interest income on corporate investments and interest expense on corporate debt;

(iii)          All professional fees, due diligence fees, expenses, and integration costs related to a specific acquisition;

(iv)          Amortization expense of intangible long-lived assets where internally generated costs are not customarily capitalized in the normal course of the business (e.g., customer lists, patents, etc.);

(v)           All adjustments made to net income related to changes in the fair value of contingent earn-out awards;

(vi)          External extraordinary, non-recurring, and material legal costs (e.g., antitrust litigation);

(vii)         Restructuring charges and other items related to a restructuring plan approved by the Company’s CEO;

(viii)        Changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed; and

(ix)          Other items to be included as approved by the Compensation and Management Development Committee of the Board of Directors, except to the extent the Employee is a “covered employee” as that term is defined in Internal Revenue Code Section 162(m).

(b)           “Adjusted Cash Flows” means, with respect to each fiscal year in the Measurement Period, the net cash provided by operating activities (whether positive or negative) less capital expenditures net of proceeds on the disposal of property, all as shown on audited financial statements for the fiscal year, as adjusted (net of tax where applicable) to exclude the effects of the following items:

(i)            Cash receipts or disbursements from financial instruments held by the Company immediately following the spin-off of the Company in 2008 (i.e., equity limited partnerships);

(ii)           Interest income on corporate investments and interest expense on corporate debt;

(iii)          The difference between the cash pension payment for an active defined benefit plan actually made and the pension expense recorded;

(iv)          External extraordinary, non-recurring, and material legal disbursements (e.g., antitrust litigation);

(v)           Changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed;

(vi)          The cost of consummated acquisitions, including the purchase price, all professional fees, due diligence fees, expenses, and integration costs; and

(vii)         Other items to be included as approved by the Compensation and Management Development Committee of the Board of Directors, except to the extent the Employee is a “covered employee” as that term is defined in Internal Revenue Code Section 162(m).

(c)           “Cause” means:

(i)            if the Employee is a party to a written employment agreement with the Company or a Subsidiary that defines “cause” or a comparable term, the definition in that employment agreement, and

(ii)           if not, the Company’s good faith determination that the Employee has:

(1)           failed or refused to comply fully and timely with any reasonable instruction or order of the Company or applicable Subsidiary, provided that such noncompliance is not based primarily on the Employee’s compliance with applicable legal or ethical standards;

(2)           acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude, or is otherwise illegal and involves conduct that has the potential to cause the Company or a Subsidiary or any of their respective officers or directors embarrassment or ridicule;

(3)           violated any applicable Company or Subsidiary policy or procedure, including the Company’s Code of Ethical Business Conduct; or

(4)           engaged in any act that is contrary to the best interests of or would expose the Company, a Subsidiary, their related businesses, or any of their respective officers or directors to probable civil or criminal liability, excluding the Employee’s actions in accordance with applicable legal or ethical standards.

(d)           “Disability” means:

(i)            if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary that defines

“disability” or a comparable term, the definition in such employment agreement, and

(ii)           if not, the Company’s good faith determination that the Employee is eligible (except for the waiting period) for permanent disability benefits under Title II of the Federal Social Security Act.

(e)           “Good Reason” means, if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary, the definition given to that term or a comparable term in that agreement, if any.

(f)            “Retirement” means termination of employment after having:

(i)            completed at least five years of service in the aggregate with the Company, Hill-Rom Holdings, Inc. (formerly known as Hillenbrand Industries, Inc.), or any Subsidiaries of either of them, and

(ii)           reached age fifty-five (55).

IN WITNESS WHEREOF the Company and the Employee have executed this Agreement as of the date first above written.

[EMPLOYEE SIGNATURE]

Print Name:

HILLENBRAND, INC.

By:

Print Name:

Title: